                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             LANDAIR SERVICES, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                      N/A

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          LANDAIR SERVICES, INC. LOGO


                                August 11, 1998

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Landair Services, Inc., you are cordially invited to attend the Special Meeting of Shareholders on Monday, August 24, 1998, at 11:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Greeneville.

                                           Sincerely yours,

                                           /s/Scott M. Niswonger

                                           Scott M. Niswonger

                                           Chairman of the Board,
                                           President and Chief Executive Officer

                          LANDAIR SERVICES, INC. LOGO


                                430 Airport Road
                          Greeneville, Tennessee 37745

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             ---------------------

To the Shareholders of Landair Services, Inc.

A Special Meeting of Shareholders of Landair Services, Inc. (the "Company") will be held in lieu of the Company's 1998 Annual Meeting of Shareholders on Monday, August 24, 1998, beginning at 11:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

Attendance at the Special Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The purposes of this meeting are:

          1. To elect six members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 1999;

          2. To amend the Company's Charter to change the name of the Company to "Forward Air Corporation;"

          3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of Common Stock of record at the close of business on August 10, 1998 are entitled to notice of and to vote at the Special Meeting. Shareholders are cordially invited to attend the meeting in person.

This Special Meeting as it relates to Proposals 1, 3 and 4 is being held in lieu of the Company's annual meeting required by the Bylaws of the Company.


     SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, SUNTRUST BANK -- ATLANTA, CORPORATE TRUST DEPARTMENT, ANNEX ROOM 225, 58 EDGEWOOD AVENUE, ATLANTA, GEORGIA 30303 BY 9:00 A.M. ON AUGUST 21, 1998. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.



                                          By Order of the Board of Directors


                                          /s/Richard H. Roberts

                                          Richard H. Roberts

                                          Secretary

Greeneville, Tennessee
August 11, 1998

                             LANDAIR SERVICES, INC.
                                430 Airport Road
                          Greeneville, Tennessee 37745
                                 (423) 636-7000
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                             ---------------------

This Proxy Statement is furnished to the shareholders of Landair Services, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Special Meeting of Shareholders to be held on August 24, 1998, beginning at 11:00 a.m., local time at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee and any adjournment thereof, for the purposes set forth in the foregoing Notice of Special Meeting of Shareholders. This proxy material was first mailed to shareholders on or about August 11, 1998.

If the enclosed form of proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing at the principal executive offices of the Company or by duly executing and delivering a proxy bearing a later date. Each proxy will be voted FOR Proposals 1, 2, 3 and 4 if no contrary instruction is indicated in the proxy, and in the discretion of the proxies on any other matter which may properly come before the shareholders at the Special Meeting.

There were 6,194,756 shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), issued and outstanding on July 20, 1998. A majority of such shares, present or represented by proxy, will constitute a quorum. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on August 10, 1998.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally. The Company does not anticipate paying any compensation to any other party for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

This Special Meeting as it relates to Proposals 1, 3 and 4 is being held in lieu of the Company's annual meeting required by the Bylaws of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the "beneficial ownership," as that term is defined in the rules of the Securities and Exchange Commission (the "Commission") of the Common Stock of (i) each director; (ii) the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); (iii) all directors and executive officers as a group, and; (iv) each other person known to be a "beneficial owner" of more than five percent (5%) of any class of capital stock of the Company based on information available to the Company on May 31, 1998. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Company's Common Stock owned by them.

                                                                                  PERCENTAGE OF
                                                              AGGREGATE NUMBER    COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OF SHARES(2)      OUTSTANDING(2)
---------------------------------------                       ----------------    --------------
Bruce A. Campbell...........................................        68,450(3)            1%
Edward W. Cook..............................................        32,328(4)            *
James A. Cronin, III........................................        33,750(5)            *
Hon. Robert Keith Gray......................................        51,350(6)            *
Scott M. Niswonger..........................................     3,129,520(7)           51
Princeton Services, Inc. ...................................       644,100(8)           10
Michael A. Roberts..........................................        53,895(9)            *
Richard H. Roberts..........................................        39,554(10)           *
Wellington Management Company, LLP..........................       434,600(11)           7
All directors and executive officers as a group (9
  persons)..................................................     3,441,172(12)          56

---------------

   * Less than one percent.
 (1) The business address of each listed executive officer and director is c/o Landair Services, Inc., 430 Airport Road, Greeneville, Tennessee 37745.
 (2) For the purpose of determining "beneficial ownership," the rules of the Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The Commission rules also require that certain shares of stock that a beneficial owner has the right to acquire within sixty days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage of ownership of any other person.
 (3) Includes 14,586 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 (4) Includes 1,000 shares held by Mr. Cook's spouse and 29,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 (5) Includes 33,750 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 (6) Includes 18,750 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 (7) Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.

 (8) Princeton Services, Inc. ("PSI"), 800 Scudders Mill Road, Plainsboro, New Jersey 08536, as a parent holding company and the general partner of Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM") and Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM"), may be deemed to beneficially own shares. MLAM and FAM are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, as amended, and may be deemed to beneficially own certain shares by virtue of acting as investment advisers to one or more investment companies registered under Section 8 of the Investment Company Act of 1940, as amended, and to certain private accounts. As of May 31, 1998, one such investment company advised by FAM, the Merrill Lynch Special Value Fund, Inc., held 428,500 shares. Certain accounts managed by MLAM held, as of May 31, 1998, 215,600 shares. None of the companies have sole voting dispositive power over the shares, and each of the companies has shared voting and dispositive power over all of the shares.
 (9) Includes 1,185 shares held by Mr. Roberts' spouse and 32,175 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(10) Includes 37,500 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
(11) Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109, is an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended. As of March 31, 1998, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 434,600 shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of March 31, 1998, WMC did not have sole voting or dispositive power over the shares, had shared voting power over 260,000 shares and shared dispositive power over all of the shares.
(12) Includes 197,711 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Six directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED BELOW. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS RECORD HOLDERS SPECIFY A CONTRARY CHOICE ON THEIR PROXIES. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number of named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Special Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shall have one vote for each director for each share of Common Stock held by such shareholder.

DIRECTOR NOMINEES

The following persons are the nominees for election to serve as directors. All nominees are presently directors of the Company. There are no family relationships between any of the director nominees. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

BRUCE A. CAMPBELL                              Director since 1993
Greeneville, Tennessee                         Age 46

Mr. Campbell has been Executive Vice President and Chief Operating Officer of the Company since April 1990. Prior to joining the Company in 1990, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989.

EDWARD W. COOK                                 Director since 1994
Greeneville, Tennessee                         Age 40

Mr. Cook joined the Company as Chief Financial Officer and Senior Vice President in September 1994. Since May 1995, he has also served as Treasurer. Prior to joining the Company, Mr. Cook was employed by Ernst & Young LLP for eleven years, most recently as a senior manager in the Nashville, Tennessee office. During the period of March 1986 through February 1988, Mr. Cook served as Controller and Assistant Secretary of Ryder-Temperature Controlled Carriage in Nashville, Tennessee.

JAMES A. CRONIN, III                           Director since 1993
Aurora, Colorado                               Age 43

Since June 1996, Mr. Cronin has served as Chief Operating Officer, Executive Vice President, Finance and director of Ascent Entertainment Group, Inc., and director of On Command Corp., both multimedia entertainment companies. From June 1992 until June 1996, he was a private investor. Mr. Cronin was a partner in Alfred Checchi Associates, a private investment firm in Los Angeles, California from September 1989 to June 1992. Mr. Cronin served as President and Chief Executive Officer of Tiger International, Inc. and The Flying Tiger Line from September 1987 to August 1989.

THE HON. ROBERT KEITH GRAY                     Director since 1993
Miami, Florida                                 Age 72

Mr. Gray is Chairman and Chief Executive Officer of Gray and Company II, a public relations company, a position he has held since November 1992. From 1981 to the present, Mr. Gray has also been Chairman of Gray Investment Companies and Powerhouse Leasing Corp. From 1991 to 1992, Mr. Gray was Chairman of Hill & Knowlton Public Affairs Worldwide/USA and was its Chief Executive Officer from 1986 to 1991. Mr. Gray has served as Appointment Secretary to the President and was a member of the Eisenhower Cabinet.

SCOTT M. NISWONGER                             Director since 1981
Greeneville, Tennessee                         Age 51

Mr. Niswonger is a co-founder of the Company and has served as its President since its founding in 1981, and as Chairman of the Board and Chief Executive Officer since February 1988. Mr. Niswonger also serves as a director of the Regional Advisory Board of First Tennessee Bank National Association.

RICHARD H. ROBERTS                             Director since 1995
Greeneville, Tennessee                         Age 44

Mr. Roberts has served as Senior Vice President and General Counsel of the Company since July 1994, and as Secretary of the Company since May 1995. Prior to joining the Company, Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991, and an associate of the firm from June 1985. Mr. Roberts also serves as a director of Miller Industries, Inc.

BOARD OF DIRECTORS AND COMMITTEES

During the last year, the Board held four meetings. The Board maintains an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. These committees do not have a formal meeting schedule, but are required to meet at least once each year.

Current members of the Executive Committee are Messrs. Campbell, Cook, Niswonger and Roberts. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

Current members of the Audit Committee are Messrs. Cronin and Gray. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee held two meetings during 1997.

Current members of the Compensation Committee are Messrs. Cronin, Gray and Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans. The Compensation Committee held one meeting during 1997.

Current members of the Nominating Committee are Messrs. Campbell, Cronin and Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement director to the Board. The Committee also makes recommendations as to exercise of the Board of Director's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested. The Nominating Committee held one meeting during 1997.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 1997.

COMPENSATION OF DIRECTORS

Employee directors of the Company do not receive additional compensation for Board of Director or committee service. In lieu of an annual retainer, non-employee directors are paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee is paid for committee meetings held on the same day as Board meetings.

Each of the non-employee directors of the Company was granted options to purchase 15,000 shares of the Common Stock pursuant to a non-qualified option agreement at an exercise price equal to the fair market value ($14.00 per share) at the time of the Company's initial public offering. In May 1995, the Company adopted a Non-Employee Director Stock Option Plan (the "Director Plan") which provided that the existing non-employee directors receive an option for the purchase of 7,500 shares at an exercise price equal to the closing sales price of the Common Stock on May 16, 1995 ($13.625 per share). Thereafter, the Director Plan provides that on the first business day following each annual meeting of shareholders (beginning with the May 1996 Annual Meeting) each non-employee director be granted an option for the purchase of 7,500 shares of Common Stock at an exercise price equal to the closing sales price of the Common Stock on the date of grant. Accordingly, on May 22, 1996 and May 21, 1997, each non-employee director received an option to purchase 7,500 shares at an exercise price of $15.00 and $14.00 per share, respectively. Each individual who subsequently becomes a non-employee director shall automatically be granted an option to purchase 7,500 shares of Common Stock on the first business day after becoming a director.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

The Company incurred $280,000 in rent expense in 1997 for an aircraft leased from Sky Night, L.L.C., which is owned by Mr. Niswonger. The Company and its subsidiaries had no further transactions in which any director or executive officer, or any member of the immediate family of any director or executive officer, had a material direct interest reportable under applicable rules of the Commission.

COMPENSATION OF EXECUTIVE OFFICERS IN 1997


                           SUMMARY COMPENSATION TABLE


The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.


                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION                      AWARDS
                                           ----------------------------------   ----------------------------
                                                                                NUMBER OF
                                                                    OTHER       SECURITIES         ALL
                                                                    ANNUAL      UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION    OPTIONS     COMPENSATION(1)
---------------------------         ----   --------   --------   ------------   ----------   ---------------
Scott M. Niswonger................  1997   $269,377   $169,250       $-0-            -0-         $10,600
  Chairman, President and           1996    268,781        -0-        -0-            -0-          16,061
  Chief Executive Officer           1995    262,080        -0-        -0-            -0-          16,768
Bruce A. Campbell.................  1997   $147,100   $117,075       $-0-         15,000         $10,561
  Executive Vice President and      1996    146,521        -0-        -0-         20,000           7,356
  Chief Operating Officer           1995    142,315        -0-        -0-            -0-           5,302
Edward W. Cook....................  1997   $104,300   $ 84,975       $-0-         10,000         $10,133
  Chief Financial Officer, Senior   1996    103,753        -0-        -0-         10,000           8,919
  Vice President and Treasurer      1995    100,750        -0-        -0-            -0-           6,359
Michael A. Roberts................  1997   $108,200   $ 26,018       $-0-          5,000         $10,172
  Senior Vice President,            1996    107,831        -0-        -0-         10,000          10,004
  Forward Air Sales and Marketing   1995    105,000        -0-        -0-            -0-           6,496
Richard H. Roberts................  1997   $ 90,000   $ 89,250       $-0-         10,000         $ 9,952
  Senior Vice President, General    1996     89,173        -0-        -0-         10,000          10,327
  Counsel and Secretary             1995     79,892        -0-        -0-            -0-          10,301


---------------

(1) Includes car allowance and employer matching portion of 401(k) contributions.

       1997 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION VALUES


Options granted by the Company during the last year to the Named Executive Officers are set forth in the following table.


                           OPTION GRANTS IN LAST YEAR


                                                     INDIVIDUAL GRANTS
                                    ---------------------------------------------------   POTENTIAL REALIZABLE
                                                  PERCENT OF                                VALUE AT ASSUMED
                                    NUMBER OF       TOTAL                                 RATES OF STOCK PRICE
                                    SECURITIES     OPTIONS       EXERCISE                   APPRECIATION FOR
                                    UNDERLYING    GRANTED TO     OR BASE                      OPTION TERM
                                     OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION   --------------------
NAME(1)                              GRANTED      LAST YEAR     ($/SHARE)       DATE         5%         10%
-------                             ----------   ------------   ----------   ----------   --------   ---------
Bruce A. Campbell.................    15,000        13.54         $10.00      01/31/07    $94,334    $239,061
Edward W. Cook....................    10,000         9.03          10.00      01/31/07     62,889     159,374
Michael A. Roberts................     5,000         4.51          10.00      01/31/07     31,445      79,687
Richard H. Roberts................    10,000         9.03          10.00      01/31/07     62,889     159,374

---------------

(1) Mr. Niswonger has not been granted any options for the purchase of Common Stock.

The following table sets forth the year-end aggregated option exercises by the Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.


                    AGGREGATED OPTION EXERCISES IN LAST YEAR


                           AND YEAR-END OPTION VALUES


                                 OPTION EXERCISES IN
                                      LAST YEAR             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                ----------------------     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                  SHARES                  OPTIONS HELD AT YEAR-END             YEAR-END(2)
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME(1)                         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                         -----------   --------   -----------   -------------   -----------   -------------
Bruce A. Campbell.............     5,000      $67,500      48,400         36,300        $732,725       $483,150
Edward W. Cook................       -0-          -0-      25,000         25,000         165,313        263,438
Michael A. Roberts............       -0-          -0-      23,385         17,540         354,049        242,333
Richard H. Roberts............       -0-          -0-      25,000         25,000         154,063        259,688

---------------

(1) Mr. Niswonger has not been granted any options for the purchase of Common Stock.
(2) Represents the closing price for the Common Stock on December 31, 1997 of $24.25 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 1997 closing price. Exercisable options have been held at least one year from the date of grant.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company does not currently have an employment agreement with any of the Named Executive Officers.

Upon the occurrence of a Change in Control or Potential Change in Control (as such terms are described below) under the Company's Amended and Restated Stock Option and Incentive Plan (the "Stock Option and Incentive Plan"), all outstanding options and any stock appreciation rights that have been outstanding for at least six months will become fully exercisable and vested, and the restrictions applicable to the benefits available under any other award under the Stock Option and Incentive Plan will lapse, unless otherwise determined by the Compensation Committee (the "Committee") of the Board of Directors. Unless otherwise determined by the Committee at or after grant but prior to the occurrence of any Change in Control, the value of all vested options and other awards granted under the Stock Option and Incentive Plan will be cashed out at the Change in Control Price upon the occurrence of a Change in Control or Potential Change in Control. Options and other awards granted to executive officers, directors and other persons who are subject to Section 16 of the securities Exchange Act of 1934, as amended (the "Exchange Act"), will only be cashed out if they have been held for at least six months and, unless otherwise determined by the Committee, the Change in Control or Potential Change in Control was outside the control of the holder of the option or other award.

Under the Stock Option and Incentive Plan, a "Change in Control" is defined to include (i) any Change in Control that would be required to be reported in response to any form or report to the Commission, or any stock exchange on which the Company's shares are listed; (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing twenty percent or more of the combined voting power of the Company; or (iii) a change in the Board of Directors of the Company if, as a result of such change, the persons who were the members of the Board of Directors two years prior to such change cease to constitute at least a majority of the members of the Board of Directors. Persons who were elected by or on the recommendation or approval of at least three-quarters of the members of the Board of Directors who were in office at the beginning of such period are deemed to have been in office during such two year period for purposes of this provision. A Change in Control is also deemed to occur if a majority of the members of the Committee in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a Change in Control. A "Potential Change in Control" is deemed to occur upon (i) the approval by shareholders of any agreement which, if consummated, would result in a Change in Control, or (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing five percent or more of the combined voting power of the Company's securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Company has occurred. The "Change in Control Price" is defined as the highest price per share paid for the Common Stock in any transaction reported on The Nasdaq Stock Market or any other exchange or market that is the principal trading market for the Common Stock or any other bona fide transaction related to such Change in Control or Potential Change in Control at any time during the sixty day period prior to the Change in Control or Potential Change in Control. In the case of incentive stock options and stock appreciation rights related thereto, the Change in Control Price is determined based solely on transactions reported for the date on which the cash-out or the exercise of the stock appreciation right occurs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the Committee was comprised of two non-employee directors, Messrs. Cronin and Gray, and Mr. Niswonger. There were no Compensation Committee interlocks. See "Transactions with Directors, Executive Officers and Others."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's general compensation policies on executive officer compensation are administered by the Committee; however, the Committee submits its determinations to the full Board for its comments and concurrence. A majority of members of the Committee are non-employee directors. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus awards. In addition to the Committee's determinations on base salary and bonus awards, the Committee administers the Company's Restated Employee Stock Purchase Plan and Stock Option and Incentive Plan and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee. The base compensation of the Named Executive Officers increased by 5% in 1997.

In order to be able to increase the equity incentives available to executive officers and other key employees, and to continue to be able to offer new options, the Committee recommended, in February 1995, that the Board increase the number of authorized shares issuable under the Stock Option and Incentive Plan from 600,000 shares to 1,000,000 shares of Common Stock, and this increase was approved by shareholders at the 1995 Annual Meeting of Shareholders. No stock options were granted in 1995. In 1996 and 1997, 284,500 and 110,750 stock options were granted, respectively. In July 1995, the Company adopted the Restated Employee Stock Purchase Plan, which received shareholder approval at the 1996 Annual Meeting of Shareholders. All executive officers, other than the Chief Executive Officer, are entitled to participate in the Restated Employee Stock Purchase Plan.

The Committee's philosophy with respect to the compensation of the Company's Chief Executive Officer is essentially the same as its philosophy with respect to other executive officers. Because the Chief Executive Officer owns approximately 51% of the Common Stock, however, his personal net worth is more closely related to the performance of the Common Stock than other executive officers. The Committee has not awarded stock options to the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four most highly compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the Stock Option and Incentive Plan is expected to qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).

                              James A. Cronin, III
                               Robert Keith Gray
                               Scott M. Niswonger

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative shareholder return on its Common Stock with the Nasdaq Trucking and Transportation Stocks Index and The Nasdaq Stock Market Index commencing November 16, 1993 (the initial trading date of the Common Stock) and ending December 31, 1997. The graph assumes a base investment of $100 made on November 16, 1993 and the respective returns assume reinvestment of dividends paid.

                                                                         Nasdaq
                                                                      Trucking and
               Measurement Period                     Landair        Transportation     Nasdaq Stock
             (Fiscal Year Covered)                 Services, Inc.     Stocks Index      Market Index
Nov. 16, 1993                                               100.00            100.00            100.00
Dec. 25, 1993                                               132.14             98.32             98.23
Dec. 31, 1994                                               110.71             91.68             98.48
Dec. 31, 1995                                                94.64            106.91            139.27
Dec. 31, 1996                                                71.43            117.99            171.30
Dec. 31, 1997                                               173.21            151.03            210.18

PROPOSAL 2 -- AMENDMENT TO THE COMPANY'S CHARTER

On July 9, 1998, the Board approved the pro rata distribution (the "Distribution") by the Company to its shareholders of all the outstanding shares of the common stock, $0.01 par value per share (the "Landair Corporation Common Stock"), of Landair Corporation, a Tennessee corporation and a wholly owned subsidiary of the Company. As a result of the Distribution, each holder of record of Common Stock as of the record date for the Distribution will receive one share of Landair Corporation Common Stock for each share of Common Stock held on such record date. Landair Corporation will become a new, independent, publicly-traded company, that upon completion of the Distribution will own and operate the Company's truckload operations. The Company will continue to provide scheduled trucking services to air freight forwarders, fully integrated air cargo carriers and domestic and international airlines through its Forward Air operations.

In anticipation of the Distribution, the Board has approved, subject to shareholder approval, an amendment to the Charter of the Company that will change the name of the Company to "Forward Air Corporation" (the "Charter Amendment"). The Board believes that it is in the best interest of the Company and its shareholders to change the Company's name to more closely associate the Company with the Forward Air operations.

The complete text of the Charter Amendment is set forth in the Articles of Amendment to the Charter, a copy of which is included as Exhibit A to this Proxy Statement. The Charter Amendment will become effective upon filing with the Secretary of State of the State of Tennessee, which is expected to be accomplished as promptly as possible.

Subject to shareholder approval of the Charter Amendment, the Board intends to change the Company's Nasdaq National Market trading symbol to "FWRD" to reflect the change in the Company's name.


The Charter Amendment will be approved if the votes cast in favor of the Charter Amendment exceed the votes cast against it. Abstentions and broker non-votes will not be considered in the vote. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.


PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Ernst & Young LLP to serve as the Company's independent auditors for 1998. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Ernst & Young LLP is expected to be present at the Special Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


A majority of the votes of all shares present, represented and entitled to vote is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 1998. UNLESS OTHERWISE DIRECTED THEREIN, THE PROXIES SOLICITED HEREBY WILL BE VOTED FOR APPROVAL OF ERNST & YOUNG LLP.

OTHER MATTERS

The Board of the Company knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Commission, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied, except that Bruce A. Campbell inadvertently filed a late Form 4 in connection with the sale of 2,600 shares of Common Stock in July 1997.

DEADLINE FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS TO BE PRESENTED AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS

Any proposal intended to be presented for action at the 1999 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 1, 1998 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1999 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

Holders of shares of Common Stock desiring to have proposals submitted for consideration at future meetings of the shareholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

METHOD OF COUNTING VOTES

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth an the back side of the proxy card. Abstentions and "non-votes" will be counted for the purpose of determining a quorum. Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of Common Stock owned, to date, sign and return the enclosed proxy promptly.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WAS MAILED TO SHAREHOLDERS ON OR ABOUT MAY 19, 1998 AND IS AVAILABLE UPON WRITTEN REQUEST. REQUESTS SHOULD BE MADE IN WRITING TO RICHARD H. ROBERTS, SECRETARY, LANDAIR SERVICES, INC., P.O. BOX 1058, GREENEVILLE, TENNESSEE 37744-1058.



                                          By Order of the Board of Directors



                                          Richard H. Roberts


                                          Secretary


Greeneville, Tennessee
August 11, 1998

                                                                       EXHIBIT A
                      ARTICLES OF AMENDMENT TO THE CHARTER
                                       OF
                             LANDAIR SERVICES, INC.

     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment (the "Articles of Amendment") to its charter (the "Charter"):

          1. Name of Corporation. The name of the corporation is Landair Services, Inc.

          2. Section 1 of the Charter is hereby deleted in its entirety and replaced with the following:
             "The name of the corporation is Forward Air Corporation."

          3. Adoption. These Articles of Amendment were duly adopted by the Board of Directors and the shareholders of the corporation on August 24, 1998.

          4. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Dated: August 24, 1998.

                                          LANDAIR SERVICES, INC.

                                          By:
                                            ------------------------------------
                                            Richard H. Roberts
                                            Senior Vice President and Secretary

                                                                      Appendix A


                                     PROXY
                             LANDAIR SERVICES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF LANDAIR SERVICES, INC.

   The undersigned, having received the Notice of Special Meeting and Proxy Statement, hereby appoints Scott M. Niswonger, Bruce A. Campbell and Richard H. Roberts and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Landair Services, Inc. owned of record by the undersigned on all matters which may come before the 1998 Special Meeting of Shareholders to be held at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee, on August 24, 1998, at 11:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 1998 Special Meeting and any adjournments thereof.

1. Election of Directors

    [ ] FOR the nominees listed below (except as marked to the    [ ] WITHHOLD AUTHORITY to vote for all
      contrary below)                                               nominees listed below

   Bruce A. Campbell; Edward W. Cook; James A. Cronin, III; Hon. Robert Keith Gray; Scott M. Niswonger and Richard H. Roberts

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

   2. Amendment to the Company's Charter.

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

   3. Ratification of the appointment of Ernst & Young LLP as independent auditors.

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


                               (see reverse side)


   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.



   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.


                                                  Do you plan to attend the
                                                  Special Meeting?

                                                  [ ] Yes   [ ] No

                                                  PLEASE SIGN AND DATE BELOW AND
                                                  RETURN PROMPTLY.

                                                  Please sign exactly as name
                                                  appears hereon. Joint Owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.

                                                  ------------------------------

                                                  ------------------------------

                                                  Signature(s)              Date